EXPENSE LIMITATION AGREEMENT

                           FOR MMA PRAXIS MUTUAL FUNDS

      THIS AGREEMENT, dated as of May 1, 2007, is made and entered into by and between the MMA Praxis Mutual Funds, a Delaware statutory trust (the "Trust"), on behalf of each series set forth in Schedule A attached hereto (the "Funds"), and MMA Capital Management (the "Adviser").

      WHEREAS, the Adviser has been appointed the investment adviser of each of the Funds pursuant to an Investment Advisory Agreement between the Trust, on behalf of the Funds, and the Adviser (the "Advisory Agreement"); and

      WHEREAS, the Trust and the Adviser desire to enter into the arrangements described herein relating to certain expenses of the Funds;

      NOW, THEREFORE, the Trust and the Adviser hereby agree as follows:

      1. The Adviser agrees, subject to Section 2 hereof, to reduce the fees payable to it under the Advisory Agreement (but not below zero) and/or reimburse other expenses of the Funds, through the period ending April 30, 2008, to the extent necessary to limit the total operating expenses of each class of shares of each Fund, exclusive of brokerage costs, interest, taxes and dividends, fees paid to vendors providing fair value pricing and fund compliance services, legal fees, costs relating to such services and extraordinary expenses, to the amount of the "Maximum Operating Expense Limit" applicable to each such class of shares as set forth across the from the name of each respective class of each Fund on the attached Schedule A.

      2. Each Fund agrees to pay to the Adviser the amount of fees (including any amounts foregone through limitation or reimbursed pursuant to Section 1 hereof) that, but for Section 1 hereof, would have been payable by the Fund to the Adviser pursuant to the Advisory Agreement or which have been reimbursed in accordance with Section 1 (the "Deferred Fees"), subject to the limitations provided in this Section. Such repayment shall be made monthly, but only if the operating expenses of the Fund (exclusive of brokerage costs, interest, taxes and dividends, fees paid to vendors providing fair value pricing and fund compliance services, legal fees, costs relating to such services and extraordinary expenses), without regard to such repayment, are at an annual rate (as a percentage of the average daily net assets of the Fund) equal to or less than the "Maximum Operating Expense Limit" for each respective class of shares of the Fund, as set forth on Schedule A. Furthermore, the amount of Deferred Fees paid by a Fund in any month shall be limited so that the sum of (a) the amount of such payment and (b) the operating expenses of the Fund (exclusive of brokerage costs, interest, taxes and dividend and extraordinary expenses) do not exceed the above-referenced "Maximum Operating Expense Limit" for each respective class of shares of a Fund.

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      Deferred Fees with respect to any fiscal year of a Fund shall not be payable by the Fund to the extent that the amounts payable by the Fund pursuant to the preceding paragraph during the period ending three years after the end of such fiscal year are not sufficient to pay such Deferred Fees. In no event will a Fund be obligated to pay any fees waived or deferred by the Adviser with respect to any other series of the Trust.

      3. Notice is hereby given that this Agreement is executed by the Trust on behalf of the Funds by an officer of the Trust as an officer and not individually and that the obligations of or arising out of this Agreement are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property belonging to the Funds.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

MMA PRAXIS MUTUAL FUNDS                 MMA CAPITAL MANAGEMENT, INC.


By: /s/ John L. Liechty                 By: /s/ Marlo J. Kaufmann
    ---------------------------------       ------------------------------------
Name:                                   Name:
      -------------------------------         ----------------------------------
Title: President                        Title: Assistant Secretary

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                                   SCHEDULE A

                            OPERATING EXPENSE LIMITS

                                                               MAXIMUM OPERATING
FUND NAME/CLASS OF SHARES                                        EXPENSE LIMIT*
------------------------------------------------------------   -----------------
MMA PRAXIS CORE STOCK FUND
Class A Shares                                                       1.43%
Class B Shares                                                       2.08%
Class I Shares                                                       1.18%

MMA PRAXIS INTERMEDIATE INCOME FUND
Class A Shares                                                       0.85%
Class B Shares                                                       1.30%
Class I Shares                                                       0.60%

MMA PRAXIS INTERNATIONAL FUND
Class A Shares                                                       1.67%
Class B Shares                                                       2.32%
Class I Shares                                                       1.42%

MMA PRAXIS VALUE INDEX FUND
Class A Shares                                                       0.94%
Class B Shares                                                       1.49%
Class I Shares                                                       0.69%

MMA PRAXIS GROWTH INDEX FUND
Class A Shares                                                       0.94%
Class B Shares                                                       1.49%
Class I Shares                                                       0.69%

MMA PRAXIS SMALL CAP FUND
Class A Shares                                                       1.45%
Class B Shares                                                       2.10%
Class I Shares                                                       1.20%

* Expressed as a percentage of Fund's average daily net assets.